EXHIBIT 2

CUSIP No. 75961Q 10 1

STOCK TRANSFER INSTRUMENT

DATED 8 JUNE 2007

We, VATAS Holding GmbH, a German limited liability company (“VATAS”), do hereby transfer with full title guarantee to FK Beteiligungs-GmbH, a German limited liability company (“FK”), for good and valuable consideration received by us the following securities in RemoteMDx, Inc., a Utah corporation (“RemoteMDx”), which are held by us together with all rights and benefits attaching thereto.  FK hereby agrees to take the securities subject to the same terms and conditions including the terms of issue.

Securities:

Number of Securities	Certificate Numbers	Class of Securities
900,000	R 2585	Common Stock

FK hereby confirms that it has been supplied with a copy of the following documents: (i) the Prospectus, as well as any subsequent amendment or prospectus supplement and (ii) any other document incorporated into the Prospectus by reference which FK requested.  FK accepts the terms of the Prospectus as rights and obligations of FK to the same extent as such terms apply to VATAS, as an owner of RemoteMDx’s Common Stock.

Upon the transfer of the Common Stock to FK, VATAS shall cease to be obliged or liable in any way whatsoever for any of the obligations imposed on it in relation to the securities acquired by FK, provided that such cessation shall be without prejudice to any accrued rights and liabilities.

This transfer shall be governed by and construed in accordance with English law.

[Signature Page Follows]

CUSIP No. 75961Q 10 1

Executed as of the date first written above.

VATAS HOLDING GMBH

/s/ Lars Windhorst

Name: Lars Windhorst

Title: Managing Director

FK BETEILIGUNGS-GMBH

/s/ Dr. Winfried Kill

Name: Dr. Winfried Kill

Title: Managing Director